SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

Check the appropriate box:

[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
X Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):
X No fee required
[  ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:

OPTIMUM FUND TRUST
OPTIMUM LARGE CAP GROWTH FUND
2005 Market Street
 Philadelphia, PA 19103-7094
INFORMATION STATEMENT
This Information Statement is being furnished on behalf of the Board of Trustees ("Trustees" or "Board") of Optimum Fund Trust (the "Trust") to inform shareholders of Optimum Large Cap Growth Fund (the "Fund") about a recent change related to the Fund's sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund's investment manager, Delaware Management Company (the "Manager"), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission ("SEC").  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
A Notice of Internet Availability of Information Statement relating to this Information Statement ("Notice") was mailed beginning on or about Jan. 3, 2018 to shareholders of record of the Fund as of  Dec. 21, 2017 (the "Record Date").  The Information Statement is available on the Fund's website at optimummutualfunds.com/lit on or about Jan. 3, 2018 until at least June 30, 2018. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund's service agent, by calling the Fund's service agent toll free at 800 914-0278.
INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a "manager of managers" arrangement in managing the assets of the Trust. This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940 (the "1940 Act") generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the "manager of managers" authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on Jan. 17, 2017 (the "SEC Order"). The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust's Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not "interested persons" of the Trust or of the Manager (the "Independent Trustees"), at a Board meeting held Sept. 19-20, 2017 (the "Meeting"), approved a sub-advisory agreement (the "Sub-advisory Agreement") between the Manager and ClearBridge Investments, LLC ("ClearBridge"), under which ClearBridge would serve as a sub-advisor to the Fund, replacing Fred Alger Management, Inc. ("Alger").

The sub-advisory agreement between the Manager, on behalf of the Fund, and Alger was terminated on Oct. 4, 2017.  The decision to terminate the sub-advisory agreement was based upon certain factors, including but not limited to, the belief that ClearBridge's approach to large-cap growth investing would make a more attractive pairing with the investment strategy of the Fund's other sub-advisor, T. Rowe Price Associates, Inc. ("T. Rowe Price").

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that, within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. The Notice provides such notice of the changes and the Information Statement presents additional details regarding ClearBridge and the Sub-advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 2005 Market Street, Philadelphia, PA 19103-7094, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. ("MMHI"), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited ("Macquarie").  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940.
The Manager provides investment advisory services to the Fund pursuant to an Investment Management Agreement dated Jan. 4, 2010 between the Trust and the Manager (the "Management Agreement").  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation ("LPL"), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust's Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund's assets among one or more current or additional   sub-advisors, and to monitor the sub-advisors' compliance with the Fund's investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 0.7500% on average daily net assets up to $500 million; 0.7000% on average daily net assets from $500 million to    $1 billion; 0.6500% of average daily net assets from $1 billion to $1.5 billion; 0.6250% of average daily net assets from $1.5 billion to $2 billion; 0.6000% of average daily net assets from $2 billion to $2.5 billion; 0.5750% of average daily net assets from $2.5 billion to $5 billion; and 0.5500% of average daily net assets over $5 billion. The Manager has agreed to waive a portion of its fees and/or pay/reimburse expenses of the Fund to the extent that the Fund's expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels.  After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $10,487,997 from the Fund for the fiscal year ended March 31, 2017.

The key executives and each trustee of the Manager and their principal occupations are: Shawn Lytle, Trustee and President; Roger A. Early, Trustee and Executive Vice President/Executive Director, Global Co-Head of Fixed Income – Macquarie Investment Management; David F. Connor, Trustee and Senior Vice President/General Counsel/Secretary; Richard Salus, Senior Vice President/Chief Financial Officer; and Daniel V. Geatens, Director of Financial Administration.  The address of each person listed is 2005 Market Street, Philadelphia, PA 19103-7094.

THE SUB-ADVISOR
ClearBridge is located at 620 Eighth Avenue, New York, New York 10018. ClearBridge is a global active equity manager that traces back its roots to several predecessor asset managers established more than 50 years ago that united under the Citigroup name beginning in 1998. In 2005, the firm was acquired as a wholly-owned subsidiary of publicly-held Legg Mason, Inc., a global asset management company. ClearBridge was registered as an investment advisor in 2005 prior to the acquisition. ClearBridge is a wholly-owned subsidiary of Legg Mason, Inc. ClearBridge provides investment management services to separate accounts, mutual funds, collective investment funds, other commingled vehicles and offshore funds, as well as custom solutions. As of Sept. 30, 2017, ClearBridge had approximately $131.0 billion in assets under management.

ClearBridge was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. ClearBridge is not affiliated with the Manager, and ClearBridge discharges its responsibilities subject to the oversight and supervision of the Manager. ClearBridge is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Alger with ClearBridge and the implementation of the Sub-advisory Agreement. The fees paid by the Manager to ClearBridge depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund's assets allocated to ClearBridge by the Manager. In accordance with procedures adopted by the Board, ClearBridge may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between ClearBridge and the Manager is dated Sept. 20, 2017, and ClearBridge began serving as a sub-advisor to the Fund effective Oct. 12, 2017.

ClearBridge serves as an investment advisor or sub-advisor to the registered investment companies listed below, each of which has an investment objective similar to the Fund's investment objective.

Fund	Assets as of September 30, 2017	Annual Advisory/Sub-Advisory Fee Rate (as a percentage of average daily net assets)
Mutual Fund Advisory Account*	$8,682.5 million	0.525% on first $1 billion 0.5075% on next $1 billion 0.49% on next $3 billion 0.4725% on next $5 billion 0.4550% over $10 billion

Mutual Fund Variable Advisory Account*	$138.2 million	0.525% on first $1 billion 0.5075% on next $1 billion 0.49% on next $3 billion 0.4725% on next $5 billion 0.4550% over $10 billion

Mutual Fund Sub-Advisory Account #1	$17.2 million	0.30% on first $100 million 0.27% on next $200 million 0.25% over $300 million

Mutual Fund Sub-Advisory Account #2	$354.4 million	0.35% on first $500 million 0.30% on next $1.5 billion 0.25% over $2 billion
Mutual Fund Sub-Advisory	$487.8 million	0.40% on first $50 million
Account #3		0.35% on next $50 million
0.30% on next $100 million
0.27% on next $550 million
0.25% over $750 million

Mutual Fund Sub-Advisory	$406.0 million	0.30% on first $100 million
Account #4		0.275% on next $150 million
0.25% on next $250 million
0.225% over $500 million

*Please note, only ClearBridge's sub-advisory fee structure is shown for its proprietary funds.

The names and principal occupations of the principal executive officers and/or directors of ClearBridge are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person's position with ClearBridge, is 620 Eighth Avenue, New York, New York 10018:

Name	Position
Terrence J. Murphy	Chief Executive Officer, Director
Harry D. Cohen	Co-Chief Investment Officer
Scott K. Glasser	Co-Chief Investment Officer, Director
Cynthia K. List	Chief Financial Officer, Director
Barbara Brooke Manning	General Counsel and Chief Compliance Officer
John D. Kenney	Director
Brian M. Eakes	Director
John J. Eede	Director
Frances L. Cashman	Director

THE SUB-ADVISORY AGREEMENT
The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to ClearBridge, are substantially similar to the terms of the sub-advisory agreement between the Manager and Alger, the Fund's prior sub-advisor.

The Sub-advisory Agreement provides that ClearBridge, among other duties, will make all investment decisions for its allocated portion of the Fund's investment portfolio. ClearBridge, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund's assets.  ClearBridge also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund's investment portfolio.

The Sub-advisory Agreement provides for ClearBridge to be compensated based on the average daily net assets of the Fund allocated to ClearBridge. ClearBridge is compensated from the fees that the Manager receives from the Fund.  ClearBridge generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund's portfolio securities and other investments.

The Sub-advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust at any time on written notice to ClearBridge, or (ii) ClearBridge, on not less than sixty (60) days' written notice to the Manager and the Trust.

THE MANAGER'S RECOMMENDATION AND THE BOARD OF TRUSTEES' CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and ClearBridge. In reaching its decision with respect to the Sub-advisory Agreement with ClearBridge, the Board considered and reviewed information about ClearBridge, including its personnel, operations and financial condition, which had been provided by ClearBridge. The Board also reviewed material furnished by the Manager (with the assistance of LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreement with, and the various services proposed to be rendered by, ClearBridge; research and analysis supporting the Manager's recommendation to hire ClearBridge for the Fund; a description of the proposed sub-advisory fees under the Sub-advisory Agreement with ClearBridge, along with fees that ClearBridge charges to other comparable accounts; information concerning ClearBridge's organizational structure and the experience of its investment management personnel; a "due diligence" report describing various material items in relation to ClearBridge's personnel, organization and policies; copies of ClearBridge's Form ADV, compliance policies and procedures and its Code of Ethics; and a copy of the Sub-advisory Agreement with ClearBridge.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent counsel their legal duties and obligations in connection with the approval of the Sub-advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were provided to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board's decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors.  In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by ClearBridge, the Board reviewed the services to be provided by ClearBridge pursuant to its Sub-advisory Agreement, noting specifically that the Sub-advisory Agreement with ClearBridge contains substantially similar provisions to those in the sub-advisory agreement with Alger, except for the provisions relating to the fees. The Board reviewed materials provided by ClearBridge regarding the experience and qualifications of the personnel who will be responsible for managing the portion of the Fund to be sub-advised by ClearBridge. The Board also placed weight on the performance of a representative ClearBridge portfolio that utilized the investment process and parameters that would be employed by ClearBridge with respect to the portion of the Fund's assets to be allocated to it (the "ClearBridge Account"). The Board also considered that ClearBridge would serve as a sub-adviser of the Fund along with T. Rowe Price. In this regard, the Board considered the compatibility of the two         sub-advisors' investment philosophies and methodologies that they would each employ for the Fund.  Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by ClearBridge to the Fund and its shareholders and was confident in the abilities of ClearBridge to provide quality services to the Fund and its shareholders.

Investment Performance.  The Board reviewed the performance of the ClearBridge Account and also reviewed a "combination analysis" showing various performance metrics that would have resulted from combining the performance of the ClearBridge Account with the performance of T. Rowe Price over various time periods. The Trustees noted the Manager's belief that, based on the combination analysis, ClearBridge's approach to investing should add attractive diversification qualities and stronger style consistency in the large cap growth category for the Fund.

Sub-Advisory Fees.  In regards to considering the appropriateness of the sub-advisory fees to be paid to ClearBridge, the Board was provided with a description of the fees to be charged by ClearBridge under its Sub-advisory Agreement for the Fund, which showed them to be slightly lower than the        sub-advisory fees charged by Alger under its respective sub-advisory agreement at the Fund's current amount of assets under management. The Board discussed the impact that the differences in such        sub-advisory fees would have on the Manager's profitability for the Fund. The Board also was provided with information showing that ClearBridge's sub-advisory fees for the Fund were competitive with those charged by ClearBridge to other comparable investment companies or accounts it advises, and was informed by the Manager that ClearBridge's fees for the Fund were competitive with fees of other       sub-advisers being considered as possible sub-advisers to the Fund. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels.

Profitability, Economies of Scale and Fall-Out Benefits.  Information about ClearBridge's profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund.  The Trustees noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines. The Board was also provided with information on potential fall-out benefits derived or to be derived by ClearBridge in connection with its relationship to the Fund, such as soft dollar arrangements and commissions paid to affiliated broker-dealers.

GENERAL INFORMATION
Distributor

The Fund's distributor, Delaware Distributors, L.P. ("Distributor"), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust's shares under a Distribution Agreement dated Jan. 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A and Class C shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant

Delaware Investments Fund Services Company ("DIFSC"), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust's shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund's pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund's net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers

The aggregate amount of all commissions paid for transactions effected through affiliated brokers of the sub-advisor, Manager or Fund, as applicable, and the percentage such amount represented of all brokerage commissions generated by the Fund are disclosed below for the fiscal year ended              March 31, 2017.

Sub-Advisor	Name of Affiliated Broker	Aggregate Amount of Commissions Paid to an Affiliated Broker	Percentage of Aggregate Commissions Paid to an Affiliated Broker
Alger	Fred Alger & Company, Incorporated[1]	$9,384.69	1.84%
T. Rowe Price	Macquarie Equities[2]	$2,193.25	0.95%

Shares Outstanding

As of the Record Date, the Fund had 1,989,564.022 Class A, 7,325,619.090 Class C and 87,039,371.888 Institutional Class shares outstanding.

Record of Beneficial Ownership

As of Dec. 21, 2017, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of shares of the Fund.  As of Dec. 21, 2017, the Manager

1 Fred Alger & Company, Incorporated is a broker-dealer that is affiliated with Alger and serves only clients of Alger.
2 Macquarie Equities is an indirect, wholly-owned subsidiary of Macquarie.

believes that the Fund's officers and Trustees directly owned less than 1% of the outstanding shares of each Class of the Fund.

Householding

Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of the Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund's service agent, by calling the Fund's service agent toll free at 800 914-0278. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund's service agent, by calling the Fund's service agent.

Financial Information

Shareholders can obtain a copy of the Fund's most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other applicable financial intermediary or, if a shareholder owns Fund shares directly through the Fund's service agent, by calling the Fund's service agent toll free at 800 914-0278.

OPTIMUM FUND TRUST
OPTIMUM LARGE CAP GROWTH FUND
2005 Market Street
Philadelphia, PA 19103-7094

NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum Large Cap Growth Fund (the "Fund"), a series of Optimum Fund Trust (the "Trust").  We encourage you to access and review all of the important information contained in the Information Statement, available online at: optimummutualfunds.com/lit.

The Information Statement details the recent approval of a sub-advisory agreement with ClearBridge Investments, LLC ("ClearBridge"), under which ClearBridge would serve as a sub-advisor to the Fund, replacing Fred Alger Management, Inc. ClearBridge began serving as a sub-advisor to the Fund effective Oct. 12, 2017. A more detailed description of ClearBridge and its investment operations, information about the sub-advisory agreement with ClearBridge, and reasons the Board of Trustees (the "Board") of the Trust approved ClearBridge as a sub-advisor, are included in the Information Statement.

Delaware Management Company (the "Manager") is the investment manager to each series of the Trust, including the Fund.  The Manager employs a "manager of managers" arrangement in managing the assets of the Trust.  In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the "SEC Order"), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about Jan. 3, 2018 to shareholders of record of the Fund as of Dec. 21, 2017. The full Information Statement is available on the Fund's website at optimummutualfunds.com/lit on or about Jan. 3, 2018 until at least June 30, 2018.  A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund's service agent, by calling the Fund's service agent toll free at 800 914-0278.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.